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                                                                     Exhibit 2.1


                           ASSET ACQUISITION AGREEMENT

         THIS ASSET ACQUISITION AGREEMENT ("Agreement") is made by and between, TEGAL CORPORATION, a Delaware corporation, with principal offices at 2201 South McDowell Boulevard, Petaluma, California 94954-6903 ("Purchaser"), and SIMPLUS SYSTEMS CORPORATION, a Delaware corporation, with principal offices at 40737 Encyclopedia Circle, Fremont, CA 94538 (the "Seller") effective the 10th day of November 2003 (the "Effective Date"), for the purpose of transferring to Purchaser all of Seller's right, title and interest in and to those assets described in Exhibit A attached hereto (the "Transferred Assets"), as well as the liabilities listed in Exhibit B (the "Assumed Liabilities"). After the consummation of the transactions contemplated by this Agreement (the "Asset Sale"), Seller intends to dissolve and distribute its assets to Seller's creditors and stockholders (the "Dissolution" and together with the Asset Sale, the "Transactions").

         In consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

         1. DELIVERY. Subject to the terms and conditions set forth in this Agreement, effective as of the Closing (as defined in Section 4 of this Agreement), Seller shall sell, convey, transfer and assign to Purchaser all rights, title and interest in and to the Transferred Assets, free and clear of all liens, claims or encumbrances. Seller shall take all action as may be reasonably necessary, proper or advisable to put Purchaser in ownership, possession, and operating control of the Transferred Assets, without demanding any further consideration therefor, including execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis and such other instruments of sale, transfer, conveyance, and assignment as Purchaser and its counsel may reasonably request. Subject to the terms and conditions set forth in this Agreement, effective as of the Closing, Seller shall grant to Purchaser the irrevocable power of attorney to represent Seller where such representation is legally permissible, without restrictions towards legal entities and natural persons, public authorities and courts, to do, sign under hand (or, as required, under personal seal), deliver, receive and perform all and any acts, matters, statements and things which may be necessary to put Purchaser in ownership, possession, and operating control of the Transferred Assets, including execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis and such other instruments of sale, transfer, conveyance, and assignment as may be required for this purpose. Under this power of attorney, Purchaser shall be entitled to enter into transactions on behalf of Seller with itself in its own name or in its capacity as attorney-in-fact of a third party and, therefore, Purchaser shall be released from any prohibition or restriction of self dealing which may exist under any applicable law. Purchaser shall be entitled to delegate the rights granted to it by this power-of-attorney and to grant dispensation from any legal prohibition or restriction of self dealing which may exist.

         2. LIABILITIES NOT TO BE ASSUMED. Subject to the terms and conditions set forth in this Agreement, effective as of the Closing (as defined in Section 4 of this Agreement), Purchaser shall assume the Assumed Liabilities. Purchaser shall not assume any other debts,

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liabilities, obligations or contracts of Seller, whether known or unknown and whether due or to become due, and all such debts, liabilities, obligations and contracts shall be and remain the responsibility of Seller. Without limiting the generality of the foregoing, Purchaser shall not assume and Seller shall not be deemed to have transferred to Purchaser the following debts, liabilities, obligations and contracts of Seller:

            2.1 TAXES ARISING FROM TRANSACTION. Any United States, foreign, state or other taxes applicable to, imposed upon or arising out of the transfer of the Transferred Assets to Purchaser and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

            2.2 INCOME AND FRANCHISE TAXES. Any liability or obligation of Seller for all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest, penalty or additions thereto, whether disputed or not ("Tax" or "Taxes").

            2.3 INSURED CLAIMS. Any liability of Seller insured against, to the extent such liability is or will be paid by an insurer.

            2.4 PRODUCT LIABILITY. Any liability or obligation of Seller arising out of or in any way relating to or resulting from any product licensed or distributed prior to the Effective Date (including any liability or obligation of Seller for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise).

            2.5 LITIGATION MATTERS. Any liability or obligation with respect to any suits, actions, claims or proceedings to which Seller is a party.

            2.6 INFRINGEMENTS. Any liability of Seller to a third party under its intellectual property or other proprietary rights, including, but not limited to, claims arising out of the manufacture, use or sale of goods or apparatus, the performance of services, or the copying, modifying, distributing, performing or displaying of any work.

            2.7 TRANSACTION EXPENSES. All liabilities, costs, obligations or expenses incurred by Seller in connection with this Agreement and the transactions contemplated herein, including fees payable to Hultquist Capital for services rendered in connection with this Agreement, except for reasonable accounting and legal expenses associated with negotiation and implementation of this Agreement in an amount not to exceed Sixty Thousand Dollars ($60,000).

            2.8 LIABILITY FOR BREACH. Liabilities and obligations of Seller for any breach or failure to perform any of Seller's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract.

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            2.9 VIOLATION OF LAW. Liabilities and obligations of Seller for any violation of or failure to comply with any statute, law, rule, regulation, order, writ, injunction or decree of any court or governmental authority.

         3. PAYMENT.

            3.1 PURCHASE PRICE. At the Closing, Purchaser will pay to Seller an aggregate of one million five hundred thousand (1,500,000) shares (the "Tegal Shares") of Purchaser's common stock in exchange for the Transferred Assets and Assumed Liabilities (the "Purchase Price"). Fifteen percent (15%) of the Tegal Shares (the "Escrow Shares") shall be placed in escrow as security for the payment of the indemnification obligation of Seller in accordance with Section 11 of this Agreement.

            3.2 TREATMENT OF OPTIONS. Upon the Closing (as defined below), each option (each, a "Simplus Option") to purchase the common stock of Seller which is then outstanding, whether vested or unvested, shall automatically be converted, substantially as indicated in Exhibit C, into an option (each a "Tegal Option") to purchase the common stock of Purchaser (rounded down to the nearest full number of shares) using an exchange rate (the "Exchange Rate") determined by dividing one million five hundred (1,500,000) by the number of fully diluted shares of common stock of Seller as of the Closing Date (as defined below); provided, however, that in no event shall holders of Simplus Options (each a "Simplus Optionee") as a group, receive Tegal Options which, in the aggregate, would allow them to purchase more than sixty thousand (60,000) shares of Purchaser's common stock. The Tegal Options shall (a) have an exercise price equal to the result of dividing the per share exercise price of the Simplus Option by the Exchange Rate, (b) be governed by and subject to the terms of Purchaser's 1998 Equity Participation Plan, as amended to date, and a standard agreement related to such plan and (c) be covered by Form S-8 or such other registration form as will allow holders of Tegal Options to dispose of common stock issuable upon exercise of the Tegal Options on the public markets without having to file an additional registration form or having to rely on an exemption from registration.

         4. CLOSING. The closing of the purchase and sale of the Transferred Assets and assumption of the Assumed Liabilities hereunder (the "Closing") shall take place at the offices of Ritchey Fisher Whitman and Klein, 1717 Embarcadero Road, Palo Alto, California 94303, as soon as practicable, but in no event later than three (3) days after satisfaction or waiver of the last of the conditions set forth in Section 8 of this Agreement, or at such other time or place as the parties hereto may agree in writing (the "Closing Date"). At the Closing, Purchaser and Seller shall deliver the documents set forth in Section 8 of this Agreement.

         5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser, subject to such exceptions as are specifically set forth in the disclosure schedules (referencing the appropriate section and paragraph numbers) supplied by Seller to Purchaser (the "Schedules") and dated as of the date hereof, as follows:

            5.1 AUTHORIZATION OF TRANSACTION. With the exception of stockholder approval (which Seller intents to solicit as soon as reasonably practicable after the Effective Date), the execution and delivery of this Agreement and the consummation of the transactions

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contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, and no further actions are required on the part of Seller to authorize the Agreement, any related agreements to which it is a party and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

            5.2 NONCONTRAVENTION. The execution and delivery of this Agreement by Seller do not, and, the consummation of the transactions contemplated hereby does not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the charter documents or bylaws (or like document) of Seller, (ii) any contract or other agreement or instrument, permit, concession, franchise or license to which Seller is a party or any of its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or its properties or assets.

            5.3 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

            5.4 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or otherwise binding upon Seller which has or may have the effect of materially prohibiting or impairing the practice or conduct of the Seller's business as currently conducted. Seller has not entered into any agreement under which Seller is restricted in a material manner from selling, licensing or otherwise distributing any of its technology or products associated with or related to its business as currently conducted or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

            5.5 TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION. Seller has good and valid title to all of the Transferred Assets, and the power to sell the Transferred Assets free and clear of any liens, claims or encumbrances. The tangible Transferred Assets are in good condition and repair, subject to normal wear and tear.

            5.6 INTELLECTUAL PROPERTY.

                a. There are no proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Seller's intellectual property (including, but not limited to, all patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade secrets and know-how) which is part of the Transferred Assets ("Transferred IP").

                b. Each item of Transferred IP is free and clear of any liens.

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                c. Seller owns exclusively, and has good title to all works of authorship and mask works and all associated copyrights that are used or embodied in, the Transferred IP.

                d. Seller has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Transferred IP to any other person or entity.

                e. The Transferred IP constitutes all of the intellectual property owned by Seller.

                f. There are no contracts, licenses or agreements to which Seller is a party with respect to any of the Transferred IP or by which any item of Transferred IP is bound.

                g. Each item of Transferred IP is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with Transferred IP have been paid and all necessary documents and certificates in connection with Transferred IP have been filed with the relevant authorities.

                h. There are no contracts, licenses or agreements between Seller and any other person or entity with respect to Transferred IP under which there is any dispute, or to the knowledge of the Seller, any threatened dispute regarding the scope of such agreement, or performance under such agreement including any disputes or, to the knowledge of the Seller, threatened disputes in the ordinary course of business.

                i. To the knowledge of the Seller, no person or entity is infringing or misappropriating Transferred IP.

                j. Seller has taken reasonable steps that are required to protect Seller's rights in confidential information and trade secrets of Seller associated with or related to its business.

                k. No Transferred IP is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of Transferred IP.

                l. Seller is not required to make or accrue any royalty payment, commission, licensing fee or other payment to any third party in connection with the Transferred IP. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser, by operation of law or otherwise will result in (i) Purchaser granting to any third party any right or license, (ii) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, or (iii) Purchaser being obligated to pay any royalties or other amounts to any third party. Except for the finder's fee payable to Hultquist Capital LLC, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Seller has delivered or made available true and complete copies of each existing document (or summaries of same) that has been requested by counsel to Purchaser.

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                m. No order has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller and there is not outstanding:
(i) any petition or order for the winding-up of Seller; (ii) any appointment of a receiver over the whole or part of the undertaking of assets of Seller; (iii) to the knowledge of Seller, any petition or order for administration of Seller;
(iv) any voluntary arrangement between Seller and any of its creditors; (v) any distress or execution or other process levied in respect of Seller which remains undischarged; and (vi) any unfulfilled or unsatisfied judgment or court order against Seller.

                n. There are no circumstances which would entitle any person or entity to present a petition for the winding-up or administration of Seller or to appoint a receiver over the whole or any part of the undertaking or assets of Seller.

                o. Seller is not deemed unable to pay its debts within the meaning of applicable law.

                p. No university or government funds or research were used in developing any of the Transferred IP.

                q. To Seller's knowledge (but without having performed any patent or trademark search ) no use of the Transferred IP consistent with the Seller's use of the Transferred IP prior to its sale hereunder does now or will in the future, infringe, misappropriate or violate the intellectual property rights or other rights of any other person.

            5.7 LEGAL AND OTHER COMPLIANCE. Seller is in compliance with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of foreign, federal, state, local, and foreign governments (and all agencies thereof) applicable to its business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

            5.8 TAX MATTERS. Seller has duly and timely filed with the appropriate taxing authorities all tax returns to be filed, and all such tax returns are complete and accurate in all material respects. All material taxes owed by Seller, whether or not shown on any tax return, have been paid. Seller is currently not the beneficiary of any extension of time within which to file any tax return. No material claim has been made by an authority in a jurisdiction where Seller does not file tax returns that such entity is or may be subject to taxation by that jurisdiction. No deficiencies for taxes have been claimed, proposed or assessed by any tax authority against Seller. There are no pending or, to the knowledge of Seller, threatened audits, investigations, disputes or claims or other actions for or relating to any liability for taxes with respect to Seller, and there are no matters under discussion with any governmental entity, or known to Seller, with respect to taxes that are likely to result in a material additional liability for taxes with respect to Seller. Seller has delivered or made available to Purchaser complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Seller since December 31, 2000. Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. There are no liens for taxes (other than for current taxes not yet due and payable) on any of the assets. Seller has no liability for the taxes of any other person, corporation or entity under

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Treasury Regulations Section 1.1502-6 or any other similar provision of state, local, U.S. or foreign law, as a transferee or successor, by contract or otherwise. There are no tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving Seller, the Transferred Assets or Seller's business and after the Effective Date, none of Seller, the Transferred Assets or Seller's business shall be bound by any such tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Effective Date.

         6. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

            6.1 ORGANIZATION OF PURCHASER. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

            6.2 AUTHORITY FOR AGREEMENT. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligations of Purchaser, enforceable against it in accordance with its terms.

            6.3 PUBLIC FILINGS. Purchaser has filed with the Securities and Exchange Commission ("SEC") and made available to Seller all forms, reports and documents required to be filed by Purchaser with the SEC during the two years prior to the Effective Date (collectively, the "Public Filings"). The Public Filings (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933 as amended (the "Securities Act"), and the Securities and Exchange Act of 1934 as amended (the "Exchange Act"), as the case may be and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of the Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Filings or necessary in order to make the statements in such Public Filings, in the light of the circumstances under which they were made, not misleading.

            6.4 FORM S-3 QUALIFICATION. As of the Effective Date, Purchaser qualifies to use Form S-3 under the Securities Act to register the Tegal Shares.

         7. TAX FREE REORGANIZATION TREATMENT.

            7.1 The parties intend the Transaction to qualify as a reorganization under Section 368(a) of the Code. However, neither Purchaser nor Seller makes any representation or warranty to the other or to any of Seller's stockholders regarding the tax treatment of the Transaction or whether the Transaction will qualify as a reorganization under the Code. Each of Seller, the Seller's stockholders and Purchaser acknowledges that it is relying on its own advisors in connection with the Tax treatment of the Transaction and the other transactions contemplated by this Agreement. Seller, the Seller's stockholders and Purchaser each agree to use their respective best efforts to cause the Transaction to qualify, and will not take any actions

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which to their knowledge could reasonably be expected to prevent the Transaction from qualifying, as a reorganization under Section 368(a) of the Code.

            7.2 Each of Seller, the Seller's stockholders and Purchaser shall report the Transaction as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

         8. CLOSING.

            8.1 CONDITIONS TO SELLER'S OBLIGATIONS TO CLOSING. The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

                a. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby;

                b. Any notices to, approvals from or other requirements of any governmental entity necessary to consummate the transactions contemplated hereby and to operate the business after the Closing in all material respects as it was operated prior thereto shall have been given, obtained or complied with, as applicable;

                c. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects at and as of the Effective Date and shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date) and, at the Closing, Purchaser shall have delivered to Seller a certificate to that effect, executed by two officers of Purchaser (the "Purchaser's Officers' Certificate");

                d. Each of the covenants and obligations of Purchaser to be performed at or before the Closing Date pursuant to this Agreement shall have been duly performed in all material respects at or before the Closing Date, and the Purchaser's Officers' Certificate shall contain a statement to that effect;

                e. The transactions contemplated by this Agreement shall have been approved by the requisite vote of Seller's stockholders;

                f. Purchaser shall have executed and delivered to Seller all of the documents identified in Section 8.3.a. below; and

                g. Purchaser shall qualify to use Form S-3 under the Securities Act to register the Tegal Shares.

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            8.2 CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSING. The obligation of Purchaser to effect the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

                a. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby;

                b. Any notices to, approvals from or other requirements of any governmental entity necessary to consummate the transactions contemplated hereby and to operate the business after the Closing in all material respects as it was operated prior thereto shall have been given, obtained or complied with, as applicable;

                c. The representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects at and as of the Effective Date and shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date) and, at the Closing, Seller shall have delivered to Purchaser a certificate to that effect, executed by two officers of Seller (the "Seller's Officers' Certificate");

                d. Each of the covenants and obligations of Seller to be performed at or before the Closing Date pursuant to this Agreement shall have been duly performed in all material respects at or before the Closing Date, and the Seller's Officers' Certificate shall contain a statement to that effect; and

                e. Seller shall have executed and delivered to Purchaser all of the documents identified in Section 8.3.b. below.

                f. Purchaser shall have entered into employment agreements with each of Tue Nguyen and Tai Nguyen substantially in the form attached hereto as Exhibit D.

                g. Purchaser shall have received delivery of a certified balance sheet and statement of profits and losses for Seller's fiscal year ended December 31, 2002 and for the nine (9) month period ended September 30, 2003.

                h. Purchaser shall have received an Intercreditor Agreement executed between Seller, on one hand, and KLN Precision Machining Corporation, a California corporation, and TMT, LLC, a California limited liability corporation (together, the "Secured Creditors"), on the other hand, in which Secured Creditors acknowledge that any security interest held by either of them in any of the Transferred Assets shall terminate at Closing, and in which Seller and Secured Creditors covenant to take all reasonable measures necessary to assist Purchaser in obtaining unfettered title to the Transferred Assets at Closing and, if necessary, after the Closing.

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            8.3 DELIVERIES AT CLOSING.

                a. BY PURCHASER. At the Closing, Purchaser shall deliver the following to Seller: (i) a certificate representing the Tegal Shares less the Hultquist Shares (as defined below), (ii) the Purchaser's Officers' Certificate,
(iii) the countersigned Indemnity Escrow Agreement (as defined in Section 11 of this Agreement), (iv) the countersigned Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit E (the "Bill of Sale") and (v) the countersigned Registration Rights Agreement (as defined in Section 9 of this Agreement). Purchaser shall also deliver (xx) to each Simplus Optionee a countersigned Stock Option Agreement evidencing his or her Tegal Options, (yy) to Ritchey Fisher Whitman & Klein, counsel to Seller, a check for legal expenses associated with negotiation and implementation of this Agreement (not to exceed Sixty Thousand Dollars ($60,000) less accounting expenses incurred by Seller in connection with the transactions contemplated by this Agreement) and (zz) to Hultquist Capital LLC, a certificate representing one hundred fifty thousand (150,000) shares of Tegal common stock (the "Hultquist Shares").

                b. BY SELLER. At the Closing, Seller shall deliver the following to Purchaser: (i) the Transferred Assets and Assumed Liabilities, (ii) the countersigned Indemnity Escrow Agreement (as defined in Section 11 of this Agreement), (iii) the countersigned Bill of Sale, (iv) the countersigned Registration Rights Agreement (as defined in Section 9 of this Agreement), (v) the Seller's Officers' Certificate; (vi) documentation evidencing the legal and accounting expenses incurred by Seller in connection with the transactions contemplated in this Agreement; (vii) documentation evidencing the approval of the transactions contemplated by this Agreement by Seller's stockholders; and
(viii) documents executed by the Secured Creditors which authorize Purchaser to file statements with the Secretary of State of California terminating all of the Secured Creditors' security interests in any of the Transferred Assets.

         9. POST-CLOSING COVENANTS REGARDING REGISTRATION OF TEGAL SHARES. Subject to the terms and conditions set forth in the Registration Rights Agreement substantially in the form attached hereto as Exhibit F (the "Registration Rights Agreement"), Purchaser shall prepare and file a registration statement on Form S-3 with the Securities and Exchange Commission no later than ninety (90) days after the Closing Date to enable Seller and/or its stockholders to sell the Tegal Shares. Purchaser covenants to use its best efforts to remain qualified to use Form S-3 during such ninety (90) days.

         10. TERMINATION.

            10.1 RIGHT TO TERMINATE. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                a. by mutual written consent of Purchaser and Seller;

                b. by Purchaser or Seller if (i) any governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become nonappealable; or (ii) the transactions contemplated by this Agreement have not been consummated on or before December 12, 2003 (the "Final Date"),

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provided that no party may terminate this Agreement pursuant to this clause (ii)
if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing Date shall not have occurred on or before the Final Date;

                c. by Seller if (i) Purchaser breaches any representation or warranty set forth in this Agreement in any material respect or if any such representation or warranty shall have become untrue such that the condition set forth in Section 8.2.c. would be incapable of being satisfied by the Final Date, provided that Seller has not breached any of its representations and warranties or obligations hereunder in any material respect; or (ii) Purchaser materially breaches any of its covenants or agreements hereunder and Purchaser has not cured such breach within ten (10) business days after notice by Seller thereof, provided that Seller has not breached any of its representations and warranties or obligations hereunder in any material respect;

                d. by Purchaser if (i) Seller breaches any representation or warranty set forth in this Agreement in any material respect or if any such representation or warranty shall have become untrue such that the condition set forth in Section 8.1.c. would be incapable of being satisfied by the Final Date, provided that Purchaser has not breached any of its representations and warranties or obligations hereunder in any material respect; or (ii) Seller materially breaches its covenants or agreements hereunder, and Seller has not cured such breach within ten (10) business days after notice by Purchaser thereof, provided that Purchaser has not breached any of its representations and warranties or obligations hereunder in any material respect; or

                e. by Purchaser if either of the Secured Creditors at any time make any effort to assert any of their rights under the Business Loan Agreements or Security Agreements to which each Secured Creditor is a party with Seller, including, but not limited to, the submission of a demand to Seller by either Secured Creditor for the stock or assets of Seller in satisfaction of Seller's liabilities under either of the Business Loan Agreements or either of the Security Agreements.

            10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or any of its affiliates, directors, officers and stockholders except that Purchaser shall be obligated to pay the legal fees of Ritchey Fisher Whitman and Klein, counsel to Purchaser, associated with the negotiations and implementation of this Agreement (not to exceed Sixty Thousand Dollars ($60,000) less accounting fees incurred in connection with the consummation of the transactions contemplated by this Agreement regardless of whether the Closing ever occurs.) Nothing contained in this Section 10.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

         11. INDEMNIFICATION.

            11.1 GENERAL SURVIVAL. Regardless of any investigation made by Purchaser, the representations and warranties of the Seller contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at 5:00 p.m., California time, on November 10, 2004 (the "Survival Period").

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
            11.2 INDEMNIFICATION OF INDEMNITEES; INDEMNIFICATION GENERALLY.

                a. Subject to Section 11.1, from and after the Closing Date, Purchaser and its affiliates, officers, directors, stockholders, representatives and agents (collectively, the "Indemnitees") shall be jointly and severally indemnified and held harmless by the Seller from and against and in respect of any and all losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by Purchaser or any other Indemnitee by reason of: (i) any inaccuracy in or breach of any of Seller's representations, warranties, covenants or agreements contained in this Agreement as of the date of this Agreement or as of the Closing Date; or (ii) any misrepresentation contained in the attached disclosure schedule or in any other written statement or certificate furnished to Purchaser or any other Indemnitee by or on behalf of Seller in connection with the transactions contemplated by this Agreement. For purposes of this Agreement, the term "Losses" means any and all deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, taxes, fines, penalties, costs, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor, and interest on any of the foregoing from the date incurred until paid at five percent (5%) per annum; provided however, that the Indemnitees may not recover any losses unless or until the amount of all Losses under this Agreement exceeds Twenty Five Thousand Dollars ($25,000), in which case, Indemnitees shall be entitled to recover all Losses incurred, including those Losses incurred prior to the Twenty Five Thousand Dollar ($25,000) threshold. For purposes of any Indemnification Claim, the amount of any Losses shall be determined without regard to any reference to any materiality or dollar qualifiers or thresholds contained in the representations, warranties, covenants or agreements of the Seller.

                b. Subject to Section 11.1, subsequent to the Closing, the Seller's stockholders shall, jointly and severally, indemnify, defend, save and hold the Indemnitees harmless from and against (i) any and all Taxes of Seller with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date), and (ii) the unpaid Taxes of any person, corporation or entity (other than Seller) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, and
(iii) any and all Losses incurred in connection with, arising out of, resulting from, or incident to any of the Taxes described in the foregoing clauses (i) and
(ii); provided, however, that this Section 11.2(b) shall be the exclusive remedy for indemnification for any of the Taxes described in this Section 11.2(b). For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator or which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

                c. Any claims for indemnification hereunder must be set forth in writing, contain a reasonably detailed description of the nature of and the events or circumstances underlying the claim for indemnification hereunder and be received by Seller not later than the expiration of the applicable Survival Period (an "Indemnification Claim"). The failure of an Indemnitee to give notice of any claim for indemnification promptly, but within the Survival Period, shall not adversely affect such Indemnitee's right to indemnity hereunder except and to the extent that the Seller is prejudiced as a result of such failure. If an Indemnitee makes an Indemnification Claim, such Claim shall be resolved in accordance with the indemnity escrow agreement substantially in the form attached hereto as Exhibit G (the "Indemnity Escrow Agreement"). The Seller's liability for indemnification under this Section 11 shall be limited to the Escrow Shares.

         12. EXCLUSIVITY AND CONFIDENTIALITY AGREEMENTS. Purchaser and Seller hereby agree to a period of exclusivity until the Closing or termination of this Agreement, whichever occurs first, in which Seller covenants to refrain from entering into any negotiations, agreements or understandings with any party other than Purchaser with respect to any disposition of the Transferred Assets or any business combination involving Seller, which includes, but is not limited to, an asset sale or merger. Purchaser and Seller additionally hereby agree that the Non-Disclosure Agreement executed between them shall remain in full force and effect until the Closing, and that neither Purchaser or Seller shall disclose the existence of and any terms of this Agreement to the public or any third party; provided, however, that Purchaser is hereby permitted to disclose the existence and terms of this Agreement in connection with (i) its legal obligations, including disclosure in its periodic reports filed with the Securities and Exchange Commission; and (ii) its earnings announcements and any related press releases, conference calls or other earnings-related disclosures.

         13. GENERAL. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party. Any assignment in violation hereof shall be null and void. This Agreement and exhibits attached hereto constitute the parties' final, exclusive and complete understanding and agreement with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter, including, without limitation, that certain Term Sheet entered into by and between Seller and Purchaser dated May 15, 2003 (which Term Sheet is hereby terminated, regardless of whether the Closing occurs). This Agreement may not be waived, modified, amended unless mutually agreed upon in writing by the parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement. This Agreement shall for all purposes be governed by and interpreted in accordance with the laws of the State of California as those laws are applied to contracts entered into and to be performed entirely in California by California residents. Any judicial action or proceeding arising hereunder or relating hereto shall be brought in, and parties hereby consent to the exclusive, personal jurisdiction of, the State and federal courts located in Petaluma, California. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by facsimile, certified or registered mail, postage prepaid, three (3) days after the date of mailing or immediately upon confirmation of facsimile delivery. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages. PURCHASER AND SELLER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). PURCHASER AND SELLER HEREBY (A) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGE THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SELLER:                                                       PURCHASER:

SIMPLUS SYSTEMS CORPORATION                                   TEGAL CORPORATION

/s/ Larry Matheny                                             /s/ Thomas R. Mika
Larry Matheny, Ph.D., President                               Thomas R. Mika, Chief Financial Officer
40737 Encyclopedia Circle                                     2201 South McDowell Blvd.
Fremont, CA  94538                                            Petaluma, CA  94954-6903
Fax: (510) 226-4871                                           Fax:  (707) 763-0436
email:  larrymath@aol.com                                     email:  tmika@tegal.com

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